              APPLIED POWER SIGNS DEFINITIVE AGREEMENT TO ACQUIRE
                          EVEREST ELECTRONIC EQUIPMENT

     MILWAUKEE, August 28, 1996 --- Applied Power Inc. (APW - NYSE) announces the signing of a definitive agreement to acquire the assets of Everest Electronic Equipment. Headquartered in Anaheim, California, Everest is a manufacturer of custom and standard electronic enclosures used by the computer, telecom, datacom and other industries. Everest, currently with annualized sales of approximately $45 million, will be integrated with Applied Power's Wright Line segment.

     "We are delighted to acquire Everest," commented Philip T. Burkart, President of Wright Line. "Everest has been successfully supplying Wright Line with private label enclosures for the last year. Starting this fall, Wright Line's sales force will be empowered to offer a broader line of electronic enclosures and our marketing programs will be expanded to target telecom and datacom market opportunities. Over the last few years, Everest, like Wright Line, has enjoyed excellent growth which should only improve due to this merger. The combined Wright Line and Everest sales volume is expected to be approximately $170 million for the fiscal year ending August 31, 1997."

                                   (more)

APPLIED POWER - 2


     Richard G. Sim, Chairman and CEO of Applied Power commented, "Everest is a good example of the type of growth opportunity that Applied Power can add value to. In addition to Wright Line's direct selling efforts, our Distributed Products business will also sell electronic enclosures through its wholesale electrical distribution channel, absorbing existing sales that Everest already has. Everest is growing, highly profitable, well managed, and will be accretive to Applied Power's EPS in fiscal 1997."

     The total purchase price for the assets of Everest is $52 million, subject to certain post-closing adjustments, and will be payable in cash upon closing. Applied Power is increasing its debt facilities to accommodate this transaction, which is expected to close within 45 days.

     The sales volume and EPS increases for fiscal 1997 as a result of the Everest acquisition represent forward looking statements under the provisions of the Private Securities Litigation Reform Act of 1995. Management cautions that these projections are based on estimates of future performance and are highly dependent upon a variety of factors which could cause actual results to differ from these estimates. These factors include the continued market acceptance of Everest's enclosures in the high growth electronic industries and the successful integration of the enclosure product line into Applied Power's existing channels to market. Additional factors include the continued market acceptance of Wright Line's technical environment solutions, operating margin risk due to competitive pricing, and interest rate risk.

                                   (more)

APPLIED POWER - 3


     Applied Power is a global company comprised of three business segments. Engineered Solutions supplies components and systems based on hydraulic and vibration control technologies to a diverse group of OEM customers.
Distributed Products provides a wide variety of industrial and electrical tools and consumables sold primarily through distribution worldwide. Wright Line provides furnishings and enclosures for technical environments and equipment.



For further information contact:

Applied Power Inc.
Robert C. Arzbaecher
Vice President and Chief Financial Officer
414-781-6600



 To receive a faxed copy of this or other recent Applied Power communications, please call the Company's "News on Demand" service at 1-800-549-0679.


                                     (end)